UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    September 14, 2007

POKERTEK, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860

(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)   Departure of Named Executive Officer

(e)   Entry into and amendment of material compensatory arrangement

On September 14, 2007, PokerTek, Inc. (the “Company”) and Christopher Daniels entered into a Severance Agreement and Full and Final Mutual Release (the “Separation Agreement”), pursuant to which Mr. Daniels’ employment with the Company ceased effective September 14, 2007. He had previously served as the Company’s Chief Financial Officer.

The Separation Agreement was executed in connection with an independent investigation by the Audit Committee of the Company’s Board of Directors into use of the Company’s corporate credit cards. The Separation Agreement provides that the Company and Mr. Daniels have mutually agreed to terminate his employment relationship with the Company. Mr. Daniels has agreed to remain available to fully assist with the Company’s transition to its successor chief financial officer.

Under the terms of the Separation Agreement, Mr. Daniels is entitled to (i) retain 14,000 of his existing and vested options to purchase the Company’s common stock, each with a strike price of $2.67 per share, and (ii) continue to receive health care benefits provided by the Company through September 30, 2007. Mr. Daniels will receive no additional or continuing compensation or other benefits from the Company in connection with his departure and, pursuant to the Separation Agreement, the balance of Mr. Daniels’ stock options and his Key Employee Agreement, as amended, were terminated as of September 14, 2007.

In accordance with the Separation Agreement, Mr. Daniels agreed to (i) reimburse the Company for $6,000 of charges made by Mr. Daniels to the Company’s corporate credit cards on or before September 30, 2007, and (ii) facilitate the transfer of approximately 244,000 frequent flyer miles to the Company, in each case without admission of liability by Mr. Daniels in connection therewith.

The Separation Agreement also includes mutual releases and a non-competition and non-solicitation covenant by Mr. Daniels.

The Company’s Board of Directors has commenced a search for a new chief financial officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2007	POKERTEK, INC.

	By:	/s/ James T. Crawford, III
James T. Crawford, III, President